 Exhibit 10.11.1

110717/BCN/GG

PRODUCT RESEARCH, DEVELOPMENT, LICENSE

AND COMMERCIALIZATION AGREEMENT

by and between

LES LABORATOIRES SERVIER

and

INSTITUT DE RECHERCHES SERVIER

on the one hand

AND

INTERCEPT PHARMACEUTICALS, INC.

on the other hand

Effective Date: August 1st, 2011

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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PRODUCT RESEARCH, DEVELOPMENT,

LICENSE AND COMMERCIALIZATION AGREEMENT

This Product Research, Development, License and Commercialization Agreement (this “Agreement”) is effective as of August 1st, 2011 (the “Effective Date”) and is entered into by and between INTERCEPT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, with registered office at 18 Desbrosses Street, New-York 10013 NY, USA (“INTERCEPT”) on the one hand and LES LABORATOIRES SERVIER, a corporation organized and existing under the laws of France, with registered office at 22 rue Garnier, 92578 Neuilly-sur-Seine cedex, France and INSTITUT DE RECHERCHES SERVIER, a corporation organized and existing under the laws of France, with registered office at 3 rue de la République, 92150 Suresnes, France (these two entities are jointly referred to as “SERVIER”) on the other hand.

RECITALS

WHEREAS, INTERCEPT has developed or otherwise Controls (as hereinafter defined) certain capabilities for the identification and validation of compounds which are selective or non-selective TGR5 receptor agonists, as well as the development of pharmaceutical products for the treatment of human diseases;

WHEREAS, SERVIER discovers, develops, manufactures and markets pharmaceutical products for the treatment of human diseases and/or conditions;

WHEREAS, INTERCEPT and SERVIER desire to engage in a collaborative effort, pursuant to which INTERCEPT will engage in research program to discover Compounds in the Field (“Compounds” and “Field” as defined below) and both SERVIER and INTERCEPT shall be entitled to complete the development and commercialization of such Compounds pursuant to this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SERVIER and INTERCEPT hereby agree as follows:

Article 1: DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“Adverse Experience” means any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, whether or not determined to be attributable to any Product.

1.2	“Affiliate” means (1) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by SERVIER or INTERCEPT; or (2) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of SERVIER or INTERCEPT; or (3) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (1) or (2).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.3	“Agreement” means this agreement, including all exhibits attached hereto.

1.4	“Approval Application” means any application necessary and appropriate to obtain a Regulatory Approval, together with all required documents, data and information concerning any Product which is the subject of such application.

1.5	“Calendar Quarter” means each period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6	“Calendar Year” means each period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31.

1.7	“Clinical Development Plan” means the JSC-reviewed written clinical development plan for a particular Product, setting forth the clinical development activities to be conducted by the Parties with the goal of achieving Marketing Authorizations in both the EU and the United States of America. Clinical Development Plans reviewed by the JSC pursuant to this Agreement shall be attached to and made a part of this Agreement and may be amended from time to time.

1.8	“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, as applicable.

1.9	“CMC” means “Chemistry, Manufacturing and Controls”, development to be done until the Approval Application.

1.10	“CMC Costs” means all costs incurred by or on behalf of either Party that are reasonably and directly allocable to the conduct of the CMC activities described in the Manufacturing Plan including costs of producing the Compound or Product used in non clinical studies and in Clinical Trials for the Clinical Development Plan (i.e. excluding Product used in Clinical Trial for Territory Specific Work or for Unsponsored Work). CMC Costs shall include internal costs and reasonable out-of-pocket costs actually incurred by each Party. For clarity, equipment and facility depreciation and other allocations of fixed assets in use to support the development of Products are considered reasonably allocable costs and not corporate overhead to the extent and for so long as such equipment, facility and fixed assets are directly used for the development of the Products and set forth in the Manufacturing Plan.

1.11	“Combination Product” means a Product that includes one or more active ingredients other than Compound in combination with Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

1.12	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, the reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the research, development and sale of Compound and/or Product by either Party, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for pharmaceutical products owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labelling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Product, the likelihood of regulatory approval given the Regulatory Authority involved, the profitability of the Product including the amounts payable to licensors of patent or other intellectual property rights, alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on an Indication-by-Indication basis for a particular Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.13	“Committees”, “JEC”, “JSC” and “JRDC” have the meaning set forth in Section 2.3.

1.14	“Compound(s)” means any chemical entity and/or active ingredient which (i) is a selective or non-selective TGR5 receptor agonist and (ii) is Controlled by INTERCEPT or its Affiliates, or [***], synthesized by INTERCEPT or its Affiliates pursuant to work conducted under the Research Program.

1.15	“Control,” “Controls,” or “Controlled by” means, with respect to any item of or right under INTERCEPT Patent Rights, INTERCEPT Know-How, SERVIER Patent Rights or SERVIER Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.16	“Cost of Goods” shall mean (i) to the extent manufactured by a contract manufacturing organization, the cost invoiced by such contract manufacturing organization to manufacture Compound or Product (into final packaged form), as applicable, or (ii) to the extent manufactured by INTERCEPT and/or SERVIER or their Affiliates, the cost directly related to the manufacturing of the Compound, bulk drug for a Product or Product (into final packaged form), calculated in accordance with IFRS, as applicable, including all direct costs of raw materials, packaging materials and labour utilized in such manufacturing (including formulating, filling, finishing, labelling and packaging, as applicable). Cost of Goods shall not include any (a) margin or mark-up for profit for inter-company supply between a Party and its own Affiliates (or among such Affiliates) and (b) costs associated with investigations and re-work of out-of-specification material. Notwithstanding anything herein to the contrary, the Cost of Goods as determined under the circumstances set forth in “(ii)” above shall not exceed the price a contract manufacturing organization as described in “(i)” above would propose for the manufacturing in France (including formulating, filling, finishing, labelling and packaging, as applicable) of the same Compound, bulk drug for a Product or Product, if such Compound, bulk drug for a Product or Product were procured on comparable terms (during the same period of time, in similar quantities and packaging). For clarity, the comparison with the price a contract manufacturing organization would propose shall only apply if and to the extent such a comparison is requested by the non-manufacturing Party and shall not lead to either Party disclosing to such contract manufacturing organization any confidential information or Know-How.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.17	“Data” means all non-clinical data, clinical data (including single patient clinical report forms (CRFs)), CMC data, clinical pharmacology data, research data and manufacturing data (including stability data, chemical data and quality control data) pertaining to any Compound or Product, which are Controlled by either Party at any time during the Term of this Agreement.

1.18	“Derivative” shall mean any chemical entity, the chemical structure of which was derived on the basis of structure-activity relationship (“SAR”) data obtained with a Compound or series of Compounds.

1.19	“Development Costs” shall mean actual, direct costs and expenses incurred by SERVIER and its Affiliates or INTERCEPT and its Affiliates, as the case may be, after the Effective Date in connection with the following: (i) conducting preclinical and clinical development activities in performance of the Pre-Clinical Development Plan and of the Clinical Development Plan (or Unsponsored Work as the context requires), including Clinical Trials direct costs including but not limited to: ethics committees fees, investigators fees, investigators meetings costs, clinical research organization's services (limited to the following activities: monitoring, central and core laboratory services, medical writing, data management, statistics analysis, bioanalysis and PK interpretation), personnel costs charged at an allocated full time equivalent rate for time worked on each study (such cost to be converted into Euros and to be comprised of standard staff costs and operating costs) (other costs such as overhead costs not directly related to the study are excluded); (ii) Cost of Goods associated with the activities set forth in the foregoing clause “(i)” and; (iii) such other costs as are expressly approved in writing by the Joint Research and Development Committee as “Development Costs". The “Development Costs” shall include CMC Costs and shall exclude Territory Specific Work.

1.20	“Effective Date” means the date on which this Agreement is entered into by and between INTERCEPT and SERVIER.

1.21	“EMA” means the European Medicines Agency.

1.22	“EU” means all countries that are member states of the European Union at any given time during the term of this Agreement.

1.23	“Euros” means the official currency of the European Union.

1.24	“FDA” means the United States Food and Drug Administration or any successor governmental authority having substantially the same function.

“Field” means any human use of a Product for the following Indications: Type 2 diabetes, complications of diabetes, obesity, atherosclerosis, and reperfusion injury.

1.25	“First Commercial Sale” means [***].

1.26	“Generic Competitor” means, with respect to any Product in a country, a product containing the same active ingredient as the Product, and which Marketing Authorization and commercial sale of such product in such country is by an entity other than SERVIER or its Related Parties.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.27	“Good Manufacturing Practice” or “GMP” means the rules and Guidelines for Good Manufacturing Practice as defined under (i) 21 CFR part 210 and 211, (ii) Directive 2003/94/EC and (iii) and Volume 4, Rules Governing Medicinal Products in the EU, Part I and II, in each case, as amended from time to time, and in conformity with equivalent regulations in other countries of SERVIER Territory.

1.28	“ICC” means the International Chamber of Commerce.

1.29	“Improvements” shall mean and include [***].

1.30	“IND” means an Investigational New Drug Application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.31	“Indication” means a separate and distinct disease or medical condition in humans which a Compound/Product that is in Clinical Trials is intended to treat, palliate and/or prevent and/or for which a Product has received Marketing Authorization.

1.32	“Information” means any and all information and data, including without limitation all SERVIER Know-How, all INTERCEPT Know-How, and all other scientific, non clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.33	“Initiates,” “Initiated” or “Initiation” means, with respect to a Clinical Trial, the administration of the first dose to the first patient in such Clinical Trial.

1.34	“INTERCEPT” shall have the meaning given to such term in the preamble to this Agreement.

1.35	“INTERCEPT Change of Control” means: (a) the sale of all or substantially all of INTERCEPT’ assets or business relating to this Agreement; or (b) the acquisition by a person or entity, or group of persons or entities acting in concert, of more than fifty percent (50%) of the voting equity securities of INTERCEPT or of any of the entities directly or indirectly controlling INTERCEPT.

1.36	“INTERCEPT Indemnitee” refers to INTERCEPT, its Affiliates, its sublicensees and their respective agents, employees, officers and directors, each to be indemnified by SERVIER.

1.37	“INTERCEPT Invention(s)” means any Invention (other than Joint Inventions) that is conceived by INTERCEPT solely.

1.38	“INTERCEPT Know-How” means any Know-How (other than Joint Know-How) which as of the Effective Date or during the Term is or become Controlled by INTERCEPT or its Affiliates.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.39	“INTERCEPT Patent Rights” means any Patent Rights (other than INTERCEPT’s rights in Joint Patent Rights) which, as of the Effective Date or during the Term, are or become Controlled by INTERCEPT or its Affiliates and which are necessary or useful to develop, manufacture, have manufactured, use, have used, sell, have sold, import and export the Compound and/or the Product. For clarity, INTERCEPT Patent Rights include patents claiming compounds INT-1212 and INT-1244.

1.40	“INTERCEPT Technology” means INTERCEPT Know-How, INTERCEPT Patent Rights and INTERCEPT’s rights in Joint Patent Rights and in Joint Know-How.

1.41	“INTERCEPT Territory” means the United States of America and their possessions and territories and Japan.

1.42	“Invention(s)” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or not patentable, that is conceived and reduced to practice by a Party solely or jointly by the Parties or their Affiliates or consultants, in connection with activities performed under this Agreement, including, without limitation, any improvements thereof.

1.43	“Joint Invention(s)” means any Invention which is generated under the Research Program irrespective of whether such Invention is jointly made or made solely by either of INTERCEPT or its Affiliates or SERVIER or its Affiliates or their respective consultants.

1.44	“Joint Know-How” means all Know-How generated under the Research Program irrespective of whether such Know-How is jointly generated or generated solely by either of INTERCEPT or its Affiliates or SERVIER or its Affiliates or their respective consultants.

1.45	“Joint Patent Rights” mean Patent Rights that claim or cover Joint Inventions.

1.46	“Know-How” means all information and materials, including, but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including Inventions but excluding those Inventions covered under INTERCEPT Patent Rights and/or SERVIER Patent Rights), know-how and trade secrets, patentable or otherwise, which as of the Effective Date or during the Term: (i) are or become Controlled by a Party or its Affiliates, (ii) are not generally known, and (iii) are necessary or useful to develop, manufacture, market, use or sale the Compound and/or the Product.

1.47	“Manufacturing Plan” shall have the meaning given to such term in Section 2.5.

1.48	“Marketing Authorization” or “Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country.

1.49	“Material Impact” means, with respect to a Party, a material adverse impact on the Product in such Party’s applicable territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.50	“Net Sales” Except as provided below with respect to clinical trial samples, in the case of sales by or for the benefit of SERVIER, its Affiliates, and its sublicensees (the “Seller”) to independent, unrelated persons (“Buyers”) in bona fide arm’s length transactions, “Net Sales” means the gross amount billed or invoiced by Seller with respect to the Product, less the following deductions, in each case to the extent actually allowed and taken by such Buyers and not otherwise recovered by or reimbursed to Seller in connection with such Product (“Permitted Deductions”): [***]. “Net Sales” shall not include any consideration received with respect to a sale, use or other disposition of any Product in a country as part of a clinical trial necessary to obtain Regulatory Approval in such country. All of the foregoing elements of Net Sales calculations shall be determined in accordance with IFRS or successor standards and guidelines thereto. In the case of transfers of Product between any of SERVIER, its sublicensees, and affiliates of any of the foregoing, for subsequent sale, rental, lease or other transfer of such Products to third parties, Net Sales shall be the gross invoice or contract price charged to the third party customer for that Product, less the deductions set forth in clauses [***] above. In the event that a Product consists of a combination of the Compound with one or more other active agents, Net Sales, for the purpose of determining royalty payments, shall be [***]. In the case of any sale or other disposal other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, of any Product, or part thereof, Net Sales shall be [***]. Finally, [***], shall be included in the calculation of Net Sales.

1.51	“Party” means SERVIER or INTERCEPT, individually, and “Parties” means SERVIER and INTERCEPT, collectively.

1.52	“Patent Rights” means any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like, of any such patents and patent applications, and foreign equivalents of the foregoing, and any other patents and patent applications claiming priority back to any of the foregoing.

1.53	“Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a) or a similar clinical trial as defined by the Regulatory Authorities.

1.54	“Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b) or a similar clinical trial as defined by the Regulatory Authorities.

1.55	“Phase IIa Clinical Trial” means a Phase II Clinical Trial of a Product, the principal purpose of which is a preliminary determination of efficacy and safety in the target patient population over a range of doses.

1.56	“Phase IIb Clinical Trial” means a Phase II Clinical Trial of a Product, the principal purpose of which is a further determination of efficacy and safety, in the target patient population, at the intended clinical dose or doses or range of doses, on a sufficient number of patients and for a sufficient period of time to confirm the optimal manner of use of the Product (dose and dose regimen) prior to the initiation of pivotal Phase III Clinical Trial(s).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.57	“Phase III Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c) or a similar clinical trial as defined by the Regulatory Authorities.

1.58	“Pre-Clinical Development Plan” means the JSC-reviewed written pre-clinical development plan for a particular Product, setting forth the pre-clinical development activities to be conducted by SERVIER or its Affiliates. Pre-Clinical Development Plans reviewed by the JSC pursuant to this Agreement shall be attached to and made a part of this Agreement and may be amended from time to time.

1.59	“Product” means any pharmaceutical preparation containing the Compound, as an active ingredient, either alone or in combination with one or more other active ingredient(s), (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human patients in a Clinical Trial.

1.60	“Regulatory Approval” or “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country.

1.61	“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and/or marketing of a Product in the world, including EMA in the EU.

1.62	“Related Party” means each of SERVIER, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.63	“Research Program” means the written research plan attached as exhibit A to this Agreement, setting forth the research activities to be conducted by INTERCEPT and the budget.

1.64	“Research Program Term” has the meaning given to such term in Section 2.1.1.

1.65	“Selected Preclinical Compound” has the meaning given to such term in Section 2.2.1.

1.66	“SERVIER” shall have the meaning given to such term in the preamble to this Agreement.

1.67	“SERVIER Indemnitee” refers to SERVIER, its Affiliates, Related Parties and their respective agents, employees, officers and directors, each to be indemnified by INTERCEPT.

1.68	“SERVIER Invention(s)” means any Invention (other than Joint Inventions) that is conceived by SERVIER solely.

1.69	“SERVIER Know-How” means any Know-How (other than Joint Know-How) which as of the Effective Date or during the Term is or become Controlled by SERVIER or its Affiliates.

1.70	“SERVIER Patent Rights” means any Patent Rights (other than SERVIER’s rights in Joint Patent Rights) which, as of the Effective Date or during the Term, are or become Controlled by SERVIER or its Affiliates and which are necessary or useful to develop, manufacture, have manufactured, use, have used, sell, have sold, import and export the Compound and/or the Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.71	“SERVIER Technology” means SERVIER Know-How, SERVIER Patent Rights and SERVIER’s rights in Joint Patent Rights and in Joint Know-How.

1.72	“SERVIER Territory” means worldwide except (i) the United States of America and their possessions and territories and (ii) Japan.

1.73	“Term” means the term of this Agreement as defined in Section 9.1 of this Agreement.

1.74	“Territory-Specific Work” means any Clinical Trial or non-clinical study performed by a Party that is required only by Regulatory Authorities in that Party’s territory and not by the Regulatory Authorities in the other Party’s territory.

1.75	“Third Party” means an entity other than SERVIER and its Related Parties, and INTERCEPT and its Affiliates.

1.76	“Third Party Patent Licenses” refers to patent licenses required by SERVIER or its Related Parties, from Third Parties in order to research, develop, use, import, export, offer for sale or sell Compound or Product.

1.77	“Unsponsored Work” has the meaning set forth in Section 2.2.2(e)

1.78	“Valid Patent Claim” means (a) any claim of an issued and unexpired patent included within the INTERCEPT Patent Rights, SERVIER Patent Rights or Joint Patent Rights which claims Compound or Product as a composition of matter or any use thereof or method of synthesis, or formulation, which has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) any claim of a pending patent application included within the INTERCEPT Patent Rights, SERVIER Patent Rights or Joint Patent Rights which claims Compound or Product as a composition of matter or any approved use thereof, which has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

Article 2: SCOPE AND MANAGEMENT OF THE COLLABORATION

2.1	Research activities

Conduct

INTERCEPT shall conduct research activities (such activities to include but not be limited to synthetic, computational and analytical chemistry) to discover, identify, optimize and/or develop Compounds/Products up to the stage where they fulfil the criteria for a Selected Preclinical Compound. The research activities to be undertaken by INTERCEPT and the various criteria to move from one stage to the other are set forth in the Research Program. The Research Program shall be for an initial period of one year starting upon the Effective Date with a potential extension by way of an amendment to the Agreement of one or several additional year(s) (hereinafter the “Research Program Term”).

INTERCEPT will make such contributions in terms of manpower deployment, equipment, facilities, and other contributions as specified in the Research Program. In terms of manpower, it is intended that INTERCEPT will allocate for the performance of the research activities: up to [***] full time equivalent (“FTE”) [***], [***] FTE [***] and [***] FTE [***]. SERVIER will contribute to the financing of the research activities by reimbursing to INTERCEPT at an agreed initial annual rate of EUR [***] per FTE, up to a maximum amount of [***] euros (EUR [***]) per year, provided such costs are duly justified and are in accordance with the budget contained in the Research Program. Such reimbursement will be on a quarterly basis.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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INTERCEPT shall exercise Commercially Reasonable Efforts in the performance of the research activities in accordance with the agreed scope of works and timelines specified in the Research Program.

Subcontracting

INTERCEPT may perform any of its research activities under this Agreement through one or more subcontractors and consultants upon written notice to SERVIER, provided that (a) INTERCEPT remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractors and consultants undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to this Agreement; and (c) the subcontractors and consultants agree in writing to assign all intellectual property developed in the course of performing any such work under the Research Program.

Reporting

INTERCEPT shall submit to SERVIER: (i) a detailed interim written report on the progress of the Research Program, results obtained in each 6 (six) month period during the Research Program Term and complete list of FTEs allocated to the Research Program as well as the detail of the activities performed by such FTEs, within 60 (sixty) days of the end of each such 6 (six) month period, (ii) a detailed written report of the results of the Research Program within 60 (sixty) days of the end of the Research Program Term; and (iii) reports of any significant findings in the Research Program promptly upon such findings being made.

Coordinators of the Research Program

The Research Program shall be initially supervised and coordinated by Dr. Roberto Pellicciari from INTERCEPT (hereinafter referred to as “INTERCEPT Coordinator”) and Pr Alain Ktorza from SERVIER (hereinafter referred to as “SERVIER Coordinator”).

2.2	Development activities

2.2.1     Regulatory preclinical development

For any Compound meeting the criteria (as defined in the Research Program or in a separate written document), the JRDC will propose to the JSC to have such Compound entering into regulatory preclinical development (hereinafter a “Selected Preclinical Compound”) provided that SERVIER shall have the final decision in determining whether a Compound qualifies as a Selected Preclinical Compound or not, in case the Parties disagree.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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For any Selected Preclinical Compound, it is the Parties desire and intention to collaborate in planning and conducting the regulatory preclinical development pursuant to the Pre-Clinical Development Plan to be proposed by the JRDC and approved by the JSC as soon as reasonably practicable after designation of a Selected Preclinical Compound. Such Pre-Clinical Development Plan shall be designed, structured and conducted in a manner that conforms to the applicable regulations of both the FDA and the EMA.

2.2.2     Clinical development

(a) Clinical Development Plan

The Parties desire and intend to collaborate in planning and conducting the Clinical Trials of the Products in one or several Indications in the Field, as and to the extent provided in this Agreement, and pursuant to a separate Clinical Development Plan for each Indication, it being understood that each Party may act either itself or through one or more licensees, sublicensees or subcontractors in its respective territory as permitted under this Agreement. The Clinical Development Plan shall set forth the specific activities to be conducted by each Party and the estimated timeline for development of the Product in order to obtain the data that the Parties intend will be useful, by both Parties, to obtain Regulatory Approvals of the Product in the United States of America and the EU.

(b) Sponsorship

Each Party shall be the sponsor and shall have the final decision-making authority for all Clinical Trials conducted in its own territory, including those portions of global or U.S. or EU Clinical Trials conducted in such territory and set forth in a Clinical Development Plan. Notwithstanding the foregoing, neither Party shall have the unilateral right to decide any dispute with respect to the Clinical Trials, whether pursuant to the Clinical Development Plan, or any Unsponsored Work, where the other Party believes in good faith that such a decision would have a substantial likelihood of having a Material Impact; provided, however, that where such a decision involves the safety of the Product in the deciding Party’s territory (including, by way of example, the content of the safety section of the Product label, whether a recall should be conducted in such deciding Party’s territory, or whether a particular clinical study should be terminated in its territory for safety reasons), the deciding Party shall nonetheless have the final say with respect to such safety matter, notwithstanding that the other Party has asserted that the effect thereof has a substantial likelihood of having a Material Impact.

(c) Conduct

Each Party shall use Commercially Reasonable Efforts to carry out the activities assigned to it under the Clinical Development Plans. Each Party shall conduct its activities under the Clinical Development Plans in a good scientific manner and in compliance in all material respects with all applicable Laws.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(d) Records and reports

Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files in C Disk format where appropriate) of all work conducted by it or on its behalf under the Clinical Development Plans and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Clinical Development Plans in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times, but no less than twice in any one calendar year, and to obtain access to originals (including the databases) to the extent needed for patent or regulatory purposes or for other legal proceedings. Each Party shall provide the other party and the JRDC with regular reports detailing its Development activities under the Clinical Development Plan and the results of such activities at each regularly scheduled JRDC meeting, at a level of detail reasonably sufficient to enable the other Party to determine the reporting Party’s compliance with its Commercially Reasonable Efforts obligations. The Parties may agree to set up an electronic data room in order to manage the exchange of information in a secure manner.

(e) Unsponsored Work

Either Party shall have the right, through the JRDC, to propose that one or more additional Clinical Trial(s) (beyond what is then included in the applicable Clinical Development Plan) be conducted for development of the Product, and shall provide the JRDC with any supporting data or publications supporting any such proposal. In such event, the JRDC shall consider such proposal and evaluate the supporting data in good faith.

If both Parties’ JRDC representatives agree to conduct such proposed development, the JRDC shall prepare an amendment to the applicable Clinical Development Plan to include the proposed Clinical Trials, for approval by the JSC.

If the non-proposing Party (i) does not believe that such additional Clinical Trials are necessary for Regulatory Approval of the Product, (ii) does not wish to fund such proposed activities, and (iii) does not reasonably believe that such proposed activities are substantially likely to create a Material Impact, then the proposing Party shall have the right to perform the proposed activities (the “Unsponsored Work”) at its own expense. The proposing Party shall deliver to the JRDC all proposed plans for such Unsponsored Work in advance of commencing such activities and deliver an update on such Unsponsored Work at each meeting of the JRDC. Promptly following completion of the Unsponsored Work, the proposing Party shall deliver to the JRDC the top-line data summary and shall disclose all other Information resulting from such Unsponsored Work to the other Party. The non-proposing Party shall have access to and the right to use all Information resulting from the Unsponsored Work solely as necessary to comply with the regulatory requirements in its territory in particular with respect to safety reporting and a Party’s license rights to such Information shall be limited solely to such purpose.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(f) Subcontracting

Each Party may perform any of its development obligations under this Agreement through one or more subcontractors and consultants upon written notice to the JRDC, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractors and consultants undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to this Agreement; and (c) the subcontractors and consultants agree in writing to assign all intellectual property developed in the course of performing any such work under the Clinical Development Plans to the Party retaining such subcontractors or consultants.

(g) Personnel

All employees, agents and subcontractors of each Party and its Affiliates conducting activities under this Agreement shall, prior to commencing any such activities, be under written obligation to assign any inventions and related intellectual property rights to the Party by whom they are employed or for whom they are providing services (or its designated Affiliate).

2.2.3     Development Costs

Unless otherwise provided, SERVIER shall fund in the first instance 100% of the costs (i) for the regulatory preclinical trials described in the Pre-Clinical Development Plan and (ii) for Clinical Trials described in the Clinical Development Plan and conducted in SERVIER Territory.

INTERCEPT shall reimburse to SERVIER a portion of the Development Costs as follows:

(a) In case INTERCEPT gets a partner for the development or commercialization of the Product in the USA before the end of Phase III Clinical Trials, or decides to develop or commercialize the Product in the USA on its own, it will reimburse to SERVIER [***]% of the Development Costs supported by SERVIER until such date and will directly contribute to [***]% of the future Development Costs.

(b) In case Intercept gets a partner for the commercialization of the Product in the USA after the end of Phase III Clinical Trials, or decides to commercialize the Product in the USA on its own, it will reimburse to SERVIER [***]% of the Development Costs.

The amounts to be reimbursed (the “Refundable Amount”) by INTERCEPT to Servier according to the aforementioned provisions shall be paid to SERVIER in equal quarterly installments over the thirty-six month period commencing with the date which is the earlier of (i) six months following the date INTERCEPT gets a partner and (ii) the date of first New Drug Application filing with the FDA in which the clinical data are being used (the “Reimbursement Period”). In addition, SERVIER shall be entitled to reduce by [***]% all milestones and royalties that may become due by SERVIER to Intercept according to the Agreement during such Reimbursement Period until the Refundable Amount has been fully reimbursed to SERVIER.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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In the event INTERCEPT gets a partner solely for the development or commercialization of the Product in Japan and not in the USA, the Parties shall in good faith determine which portion of the Development Costs is to be reimbursed by INTERCEPT to SERVIER and under which terms and conditions.

In the event INTERCEPT gets no partner for the development or commercialization of the Product in the USA and/or Japan within three years following Regulatory Approval of the Product in the EU, SERVIER shall have the exclusive right to negotiate with INTERCEPT to acquire exclusive license rights on the Product (the “Object of Negotiation”) for the USA and/or Japan as applicable, and INTERCEPT shall not solicit any offers, respond substantively to any inquiries except as required by Law or order after notice thereof to SERVIER, conduct any negotiations or enter into any agreement with any Third Party regarding the Object of Negotiation without first either conducting negotiations with SERVIER in accordance with this Section or receiving a written waiver from SERVIER of its rights under this Section. Any negotiations required under this Section (“Negotiations”) will be initiated by SERVIER by written notice to INTERCEPT. The Parties agree to conduct all Negotiations in good faith, with reasonable diligence and for a period of not less than one hundred twenty (120) days or such other period as the Parties shall then agree (the “Exclusivity Period”), and not to solicit any offers, respond substantively to any inquiries except as required by Law or order after notice thereof to the other Party, conduct any negotiations or enter into any agreement with any Third Party regarding the Object of Negotiation for at least such Exclusivity Period. In the event Negotiations are conducted in accordance with this Section but the Parties have not reached agreement at the end of the Exclusivity Period, INTERCEPT shall be free to negotiate with Third Parties regarding the Object of Negotiation; provided, however, that INTERCEPT shall not enter into any arrangement or agreement with a Third Party regarding the Object of Negotiation on terms that are more favorable to such Third Party in any material respect than those that were last the subject of such Negotiations were to SERVIER without first offering SERVIER a reasonable opportunity to enter into an agreement with INTERCEPT on such more favorable terms. For the sake of clarity, to determine whether the terms negotiated with a Third Party are more favorable to such Third Party than those discussed with SERVIER were to SERVIER, the Parties shall take into consideration, inter alia, the Refundable Amount which would become due to SERVIER by INTERCEPT should INTERCEPT enter into a license agreement with such Third Party.

Costs for all Territory-Specific Work shall be borne solely by the Party conducting such work in its territory.

Costs for all Unsponsored Work shall be borne solely by the Party proposing such work, subject to the following:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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if, following completion of any Unsponsored Work, the non-proposing Party wishes to have the right to use the resulting Information (beyond the rights pursuant to Section 2.2.2 (e) above or pursuant to a Regulatory Authority requirement from a safety perspective), it may do so upon reimbursing the proposing Party for [***] percent ([***]%) of its Development Costs related to such Unsponsored Work. Once the non-proposing Party has reimbursed such amounts, the Information from such Unsponsored Work shall be included in the proposing Party’s licensed know-how and the activities shall no longer be considered Unsponsored Work.

2.3	Committees

2.3.1     Role of Committees

The Parties will establish several committees (each a “Committee” and collectively the “Committees”), as follows:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Joint Executive Committee (“JEC”). The JEC shall manage the overall collaboration strategy (including the intellectual property strategy), discuss and approve or reject the recommendations of the JSC and resolve any disputed matter of the JSC. The JEC shall be composed of an equal number of representatives of SERVIER and INTERCEPT.

Joint Steering Committee (“JSC”). The JSC shall be composed of an equal number of representatives of SERVIER and INTERCEPT and shall validate and follow-up on the research, development, manufacturing, regulatory and intellectual property strategies and the approval of the recommendations of the corresponding committees. This includes in particular:

(i)	approving criteria for Selected Preclinical Compound proposed by the JRDC;

(ii)	upon proposal of the JRDC, approving if and when the above criteria have been met for a Compound;

(iii)	upon proposal of the JRDC, approving the targeted pathology, the population and the expected indications for the Compound;

(iv)	upon proposal of the JRDC, approving the Pre-Clinical Development Plan and the Clinical Development Plan including the design of the studies, methodologies, the choice of the doses and establishing the main criteria for demonstrating drug efficacy and following their implementation;

(v)	upon proposal of the JRDC, approving a publication plan for the Compounds and Products;

(vi)	making recommendations to the JEC; and

(vii)	resolving matters in dispute before the JRDC.

Joint Research and Development Committee (“JRDC”). The Parties shall establish a Joint Research and Development Committee composed of an equal number of representatives of SERVIER and INTERCEPT. The JRDC shall include members who are competent in some or all of the following disciplines: chemistry, pharmaceutical development pharmacology, safety pharmacology, toxicology, pharmacokinetics (ADME), clinical development and regulatory affairs. The JRDC shall be responsible for developing (subject to JSC approval), overseeing the implementation and assessing the research and development activities and the associated budget and in particular:

i.	monitoring the progress of the research and development activities;

ii.	drafting and proposing updates to the Pre-Clinical Development Plan and the Clinical Development Plan for approval (or rejection) by the JSC and implementing it once approved;

iii.	approving the pharmacological protocols;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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iv.	defining and validating screening strategies;

v.	designing of the criteria for Selected Preclinical Compound;

vi.	evaluating if and when the above criteria have been met for a Compound;

vii.	defining the objectives of the non-clinical studies, their methodology, the choice of the doses;

viii.	designing of the criteria for non clinical work and evaluating if and when the end-points are met;

ix.	overseeing the set up of the studies;

x.	following up on the implementation of the studies;

xi.	reporting its activities to the JSC;

xii.	defining the objectives of the Clinical Trials, their methodology, the choice of the doses, the main criteria for evaluating success or failure and the statistical analysis plan;

xiii.	stipulating the objectives of chemical development (methodology, choice of chemical pathways, specifications and all other essential items);

xiv.	reviewing the protocols and reports for Clinical Trials and non-clinical studies;

xv.	reviewing the amendments to protocols for Clinical Trials and non-clinical studies;

xvi.	overseeing the set up of Clinical Trials and non-clinical studies, and reviewing their progress, follow-up and results;

xvii.	reviewing the studies’ specifications to ensure in particular the consistency of the clinical and non-clinical databases generated by or on behalf of the Parties with the Regulatory Authority requirements in the EU and in the USA;

xviii.	defining the way the results of the Clinical Trials and non-clinical studies will be publicly disclosed, in accordance with all applicable laws and Parties’ specific internal procedures;

xix.	reviewing the investigator brochures, product labels and package inserts; and

xx.	discussing and controlling the prosecution and maintenance of the patents in accordance with article 5.2 of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Notwithstanding the tasks assigned to the JRDC, it is the intention of the Parties that nothing in this Agreement shall require the performance of the activities described in the Pre-Clinical Development Plan and in the Clinical Development Plan in a manner that would result in SERVIER being subjected to the jurisdiction of the courts of the USA or any of its territories or possessions. In the event that SERVIER reasonably determines that performance of its obligations under Pre-Clinical Development Plan or the Clinical Development Plan in accordance with this Agreement would subject SERVIER to such jurisdiction, then the Parties shall meet to discuss an alternative approach to the conduct of such activities in a manner that avoids the creation of such jurisdiction but that preserves, insofar as reasonably practicable, the rights and obligations of the Parties hereunder with respect to such activities.

The JRDC may appoint, if and when needed, sub-committees on specific matters such as marketing, intellectual property and manufacturing.

2.3.2    Membership

Each of the Committees will be made up of at least four (4) members, with an equal number of members from each of INTERCEPT and SERVIER.

2.3.3    Meetings

Each Committee will be co-chaired by one member that is a INTERCEPT representative and by one member that is a SERVIER representative. The Parties may change their respective representatives upon written notice to the other Party. Meetings will alternate between the offices of the Parties, or may be held via teleconference, videoconference or such other place or manner as the Parties may mutually agree. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. Each Party may, at its discretion, invite a member of a Committee to attend the meeting of another Committee. Each Party may also, with the consent of the other Party, invite consultants or scientific advisors to attend the meetings of the Committee, provided that such invitees are subject to written confidentiality and non-use agreements acceptable to the non-inviting Party. The Party hosting any meeting shall appoint a secretary to the meeting who will record the minutes of the meeting which will be circulated in draft form to all the members of the Committee promptly following the meeting for review, comment and adoption. The JEC and the JSC shall meet at least twice a year, and the other Committees shall meet on a quarterly basis. Each Party shall be responsible for its own costs for attendance and hosting of the meetings.

2.3.4    Decisions

All decisions of the Committees shall be made by the co-chairmen, in the exercise of good faith. Such decisions (and the actions flowing therefrom) shall, insofar as applicable, be consistent with (i) achieving a high quality type of research and development in order to maximize the global commercial potential of the Products, (ii) the requirements of this Agreement, (iii) applicable ethical standards and (iv) applicable laws.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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With respect to the JEC, in the event of a disagreement concerning a particular matter, the matter shall be referred to the Chief Executive Officers (or their representatives) of both Parties for resolution. If the Chief Executive Officers (or their representatives) cannot resolve the disputed matter within thirty (30) calendar days following the date of the written request of either Party to refer the disputed matter to the Chief Executive Officers (or their representatives), then the matter in dispute is in dead-lock unless and until such matter is solved. However the Parties shall continue the performance of the other matters in accordance with the terms of this Agreement. For avoidance of doubt, this section shall not pertain to disputes arising out of or in connection with the Parties’ respective rights and responsibilities under this Agreement, which such disputes shall be resolved in accordance with the process described in section 10.2.

With respect to the remainder of the Committees, in the event agreement cannot be reached between the Parties, the matter shall be referred by either Party to the JSC, for resolution at the next meeting of the JSC. If the JSC cannot solve the disputed matter during such meeting, the matter may be submitted by either Party to the JEC for resolution at the next meeting of the JEC in accordance with the provisions immediately above.

2.4	Exchange of data

During the term of this Agreement, each Party (the “Disclosing Party”) shall provide to the other Party (the “Receiving Party”), at no costs (unless expressly stated otherwise in the Agreement), all Data, to the extent Controlled by such Party, in a timely fashion and as promptly as possible for use by the Receiving Party. The Receiving Party will only use and disclose Data to Third Parties and Related Parties as may be necessary or useful for research, development, and manufacture of the Compounds and Product(s), and the registration, promotion, distribution and commercialization of the Product(s), in its territory, in accordance with this Agreement, or as may otherwise be agreed by INTERCEPT and SERVIER, provided that (i) the Receiving Party acknowledges and agrees that the Data are disclosed by the Disclosing Party on an “as is” basis without any warranty of any kind, (ii) the disclosure of such Data is made under reasonable and customary confidentiality restrictions. INTERCEPT may use the data in discussions with potential partners or sublicensees for the USA and Japan, unless SERVIER reasonably determines that such disclosure to such potential partner may have a Material Impact.

2.5	CMC, manufacture and supply of Compounds and Products

INTERCEPT will be in charge of the initial manufacturing and supply of each Compound (up to gram scale, i.e. up to the quantities that can be produced by INTERCEPT at a laboratory level) for SERVIER, free of charge, during the period leading up to each such Compound designation as a Selected Preclinical Compound during the Research Program Term.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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If necessary, the Parties agree to sign a separate supply agreement covering the supply by INTERCEPT of Compounds to SERVIER, at Cost of Goods if manufactured by a Third Party appointed by INTERCEPT or at Cost of Goods [***] percent ([***]%) if manufactured directly by INTERCEPT or its Affiliates or the Third Party that supplied the lab scale Compound during the Research Program Term (provided under no circumstances may the margin of such Third Party and of INTERCEPT or its Affiliates exceed in aggregate the [***]% mark-up), after such period, for preclinical use, containing terms consistent with this article and such other terms as are reasonable and customary for arrangements of this type.

Promptly following a Compound designation as a Selected Preclinical Compound, INTERCEPT will transfer to SERVIER, at no cost to SERVIER, the manufacturing data, process and Know-How Controlled by INTERCEPT and all other data necessary for the CMC file and the manufacturing of such Selected Preclinical Compound. Except as otherwise provided or agreed between the Parties, SERVIER shall be responsible for the manufacturing of non-clinical and clinical treatment units for the conduct of the Pre-Clinical Development Plan and of the Clinical Development Plan, for such Compound.

Upon INTERCEPT’s request, SERVIER may agree to manufacture the non-clinical and clinical treatment units of such Compounds for INTERCEPT’s use for Territory Specific Work or for Unsponsored Work, at Cost of Goods [***] percent ([***]%).

Each Party shall be responsible for the manufacturing of Product for commercial use, for its territories (being respectively SERVIER Territory or INTERCEPT Territory).

At INTERCEPT’s request at any time, SERVIER will transfer to INTERCEPT the manufacturing data, process and know-how Controlled by SERVIER and all other data necessary for the manufacturing of the Compound or Product in and for INTERCEPT Territory. The costs incurred by SERVIER for such transfer shall be reimbursed by INTERCEPT to SERVIER.

All the manufacturing activities to be conducted by the Parties will be detailed in a manufacturing plan (“Manufacturing Plan”) to be reviewed and approved by the JRDC.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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2.6         Regulatory Submissions and use of Regulatory Documents

Each Party will be responsible for the costs and efforts required to obtain Marketing Authorization, and pricing negotiations, in its territory. Each Party will provide the other Party with copies of all draft material submissions (INDs, NDAs, Approval Applications, and any similar filings) to be submitted after the Effective Date to Regulatory Authorities in the EU, Japan and USA and their possessions and territories and, to the extent reasonably practicable or required by the Regulatory Authorities, all other material correspondence with Regulatory Authorities in such jurisdictions, in each case, pertaining to the Compounds and/or Products. All such material submissions shall be provided to the other Party promptly upon draft completion in order to permit such other Party to have a reasonable opportunity (if reasonably possible twenty calendar(20) days) to review and comment on such draft submissions. Both Parties will make reasonable efforts to provide advance copies of all such material correspondence to be sent to such Regulatory Authorities for review and comment within the same time periods. After taking into consideration any comment from the other Party, the first Party shall determine the final form of all material submissions and correspondence in its sole discretion. Final copies of all material submissions and correspondence, including clinical database for individual studies, integrated analysis and case report forms, shall be promptly provided to the other Party. Finally, each Party shall provide the other with a copy of the Regulatory Authority approval letter (s) in its respective territory within ten (10) days of its receipt. In the event INTERCEPT would decide to license the rights to INTERCEPT Technology for the INTERCEPT Territory to a Third Party, the above procedure relating to the provision of draft submissions and other documents by INTERCEPT to SERVIER shall apply to such Third Party. Information provided under this provision shall include but not be limited to:

•	briefing books and slides relating to consultation meetings with Regulatory Authorities;

•	IND: initial submissions, serials, annual updates (to be submitted for information purposes only);

•	Clinical reports of pivotal studies;

•	Module 2 overviews ;

•	Module 2 summaries;

•	CMC module 3 files;

•	Non clinical module 4 files;

•	Clinical module 5 files ;

•	Draft labeling and packaging labeling for Products only at the stage of Approval Application, not at the stage of clinical trials applications; and

•	Answers to questions.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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All time frames and deadlines for reviewing or responding set forth in this Section are subject to any shorter time frames imposed by a Regulatory Authority or reasonably required by the circumstances.

INTERCEPT or SERVIER, as applicable, shall notify the other Party within forty-eight hours after it receives information about the initiation of any investigation, review or inquiry by any Regulatory Authority that such Party determines in good faith could have an adverse impact on either Party’s ability to perform its obligations hereunder, including without limitation any such investigation, review or inquiry concerning non-clinical or clinical research relating to the Compounds or Products or the manufacturing of the Compounds or Products. The Parties shall coordinate in good faith towards a strategy for preparing for and responding to any such investigation, review or inquiry and each Party shall take such reasonable measures to support the other Party in such activities as such other Party may reasonably request, including by participating in meetings or providing materials for such an investigation, review or inquiry. For avoidance of doubt, the foregoing shall not apply to any ordinary course interactions with Regulatory Authorities relating to a Party’s planning, conduct or evaluation of a Clinical Trial of a Product.

2.7    Ownership of Approval Applications and Marketing Authorizations

Each Party shall own all right, title and interest in all Approval Applications in countries in its respective territory. One Party shall not be entitled to use, or grant to Third Parties any rights to use, Approval Applications in the other Party’s territory.

Each Party shall be the holder of all Marketing Authorizations in countries in its territory, and shall be responsible for the filing thereof, the payment of fees and all other associated costs.

2.8    Commercialization

Subject to the terms and conditions of this Agreement, SERVIER shall be solely responsible at its costs and shall use Commercially Reasonable Efforts to promote and commercialize the Product(s) in SERVIER Territory using the same level of efforts as with SERVIER’s other similar products of similar sales potential.

2.9    Pharmacovigilance; Exchange of Safety Information and Quality Issues

Each Party will designate a pharmacovigilance liaison to be responsible for communicating with the other Party regarding the reporting of adverse drug reactions/experiences.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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The Parties will cooperate in the collection, review, assessment, exchange, tracking and filing of information related to adverse events and quality issues associated with the Compounds and Products in accordance with all applicable laws. As soon as necessary, the pharmacovigilance and regulatory departments of both Parties shall meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events and quality issues associated with the Compounds and Products, which shall be documented in a separate safety data exchange and quality agreements which shall be in compliance with all applicable laws (respectively the “Safety Data Exchange Agreement” and the “Quality Agreement”) between the Parties (provided, however, that the Agreement shall control in the event of any conflict between the terms of this Agreement and respectively the Safety Data Exchange Agreement and the Quality Agreement). These documents as well as a safety management plan shall be finalized prior to Clinical Trials Initiation.

The Safety Data Exchange Agreement and the Quality Agreement will be promptly updated if required by changes in legal requirements or by agreement between the Parties.

2.10    Reports; Inspection; Assignments

Each Party shall prepare and maintain, and contractually require that its sublicensees and its and their respective Third Party manufacturers and Third Party contractors prepare and maintain, accurate and complete records of all research and development work performed with respect to the Compounds and/or Products, to enable the Parties to comply with applicable laws, to prepare Approval Applications, to prepare and submit applications for Patent Rights and to otherwise comply with the requirements of this Agreement. All such agreements shall also require that such sublicensees and Third Parties assign all rights in inventions pertaining to the Compounds and/or Products to the relevant Party to this Agreement or grant to such Party a royalty-free, worldwide perpetual license, with the right to grant sublicenses through multiple tiers, to practice such inventions for the purpose of researching, developing, making, using, selling, importing and commercializing the Compounds and Products. A Party, or such Party’s authorized representatives, may visit only those portions of the facilities of the other Party or their Third Party contractors or Third Party manufacturers where development is being performed during normal business hours upon reasonable notice without undue interruption to normal business operations.

2.11  Regulatory Inspections

If either Party, its Affiliates and its sublicensees or any of its respective subcontractors (each, an “Inspected Party”) are to be inspected by a Regulatory Authority regarding the development, manufacture, registration or commercialization of a Compound and/or Product, the Inspected Party shall within forty-eight (48) hours notify the other Party of the inspection in writing, and in advance, if any such inspection is a scheduled inspection. The Inspected Party shall, where practicable, permit representatives of the other Party to participate as observers with respect to such inspection, and shall provide the other Party with a written report of any such inspection, noting with specificity any records or documents reviewed by the regulatory inspector, or written communications provided by or to any Regulatory Authority relating to such inspection. The Inspected Party shall also provide an opportunity for the other Party to assist in responding to any issues or concerns relating to such inspections, and shall provide copies of all communications to and from any Regulatory Authority relating thereto to the other Party. The Parties shall cooperate in good faith and otherwise mutually support any regulatory inspections of facilities, clinical sites, contract manufacturers or the like with respect to a Compound and/or Product, including by using Commercially Reasonable Efforts to make available such facilities, documents, information and/or personnel as are reasonably necessary or useful for such regulatory inspections by a Regulatory Authority. The rights in this Section shall only apply to Parties, their Affiliates, sublicensees and their respective contractors to the extent the relevant inspection pertains to research and development activities, or pertains to manufacturing facilities and services being performed for the benefit of the other Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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2.12   Audit Rights

Each Party shall have the right, during normal business hours, and no more than once per year, with more frequent audits upon agreement of the Parties (such agreement not to be withheld unreasonably), to inspect and audit: (a) those portions of the facilities of each Party, or any of its Affiliates, and subcontractors used in connection with the Compound and/or Products to ascertain compliance with applicable laws and Marketing Authorizations, including current cGCP and cGMP, provided that the inspecting Party shall on such occasions be accompanied by a representative of the other Party; and (b) any of the other Party’s documentation, or its Affiliates’ or subcontractors’ documentation, relating to the Compound and/or Products and, to the extent permitted by any applicable laws, the medical records of any patient participating in any Clinical Trial being conducted by such Party or its Affiliates. A Party’s audit rights shall be limited by bona fide Third Party agreements or confidentiality obligations, provided, however, that each Party shall use reasonable efforts to obtain audit and inspection rights for the other Party under such agreements; and if a Party is unable to obtain such audit rights for the other Party, then upon request it shall exercise its own rights with respect to such an audit for the benefit of the other Party. The rights in this Section shall only enable audits pertaining to research and development activities, or pertaining to manufacturing facilities and services being performed for the benefit of the other Party.

Article 3: licenses

3.1	Licenses

3.1.1   Research and development license by INTERCEPT to SERVIER

Subject to the terms and conditions of this Agreement, INTERCEPT hereby grants to SERVIER during the Term a royalty-free, exclusive (even as to INTERCEPT and its Affiliates) right and license, with the right to grant sublicense rights as set forth below, in and/or for the SERVIER Territory, under the INTERCEPT Technology solely to carry out its activities and responsibilities under the terms of this Agreement. For avoidance of doubt, such right and license shall include the right to research, use, and have used, develop, have developed, make, have made, in and/or for the SERVIER Territory, Compounds and Products, in relation with the performance of its research and development activities (including CMC and manufacturing activities).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.1.2   Commercialization license by INTERCEPT to SERVIER

Subject to the terms and conditions of this Agreement, INTERCEPT hereby grants to SERVIER, during the Term, a royalty bearing, exclusive (even as to INTERCEPT and its Affiliates) right and license, with the right to grant sublicense rights as set forth below, under the INTERCEPT Technology, to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import and export Products, solely for use in the Field, in and/or for the SERVIER Territory.

Such license may be extended, at SERVIER’s request, to Indications outside of the Field under terms and conditions to be discussed in good faith between the Parties.

3.1.3   Sublicense Rights

SERVIER shall have the right to grant sublicenses of the rights granted to SERVIER by INTERCEPT (i) to Affiliates without prior written consent of INTERCEPT and (ii) to Third Parties with the prior written consent of INTERCEPT.

SERVIER shall ensure that any sublicensee to which it sublicenses the rights granted to SERVIER by INTERCEPT is required to comply with at least the same material obligations as SERVIER under this Agreement, and SERVIER shall remain liable for any breach by its sublicensees of the terms and conditions of this Agreement with respect to such sublicenses.

3.1.4   Research and development license by SERVIER to INTERCEPT

Subject to the terms of this Agreement, SERVIER hereby grants to INTERCEPT as of the Effective Date a non-exclusive, non-royalty bearing, non-sublicensable license under SERVIER Technology solely for the purpose of allowing INTERCEPT to carry out its activities and responsibilities under the Research Program and for the Research Program Term.

3.1.5   Commercialization license by SERVIER to INTERCEPT

Subject to the terms and conditions of this Agreement, SERVIER hereby grants to INTERCEPT, during the Term, a non-royalty bearing, exclusive (even as to SERVIER and its Affiliates) right and license, with the right to grant sublicense rights as set forth below, under the SERVIER Technology, to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import and export Products, solely for use in the Field, in and/or for the INTERCEPT Territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.1.6   Sublicense Rights

INTERCEPT shall have the right to grant sublicenses of the rights granted to INTERCEPT by SERVIER (i) to Affiliates without prior written consent of SERVIER and (ii) to Third Parties with the prior written consent of SERVIER.

INTERCEPT shall ensure that any sublicensee to which it sublicenses the rights granted to INTERCEPT by SERVIER is required to comply with at least the same material obligations as INTERCEPT under this Agreement, and INTERCEPT shall remain liable for any breach by its sublicensees of the terms and conditions of this Agreement with respect to such sublicenses.

3.2	No Other Rights and Retained Rights

This Agreement confers no right, license or interest by implication, estoppel, or otherwise under any Patent Rights, Know-How or other intellectual property rights of either Party except as expressly set forth in this Article (Licenses) and elsewhere in this Agreement. Each Party hereby expressly retains and reserves all rights and interests with respect to patents, patent applications, know-how or other intellectual property rights not expressly granted to the other Party hereunder.

Notwithstanding the foregoing and any provision to the contrary, during the Term, INTERCEPT shall not, directly or indirectly, commercialize the Products (even for a Product for which the development/commercialization has been stopped by SERVIER) outside of the Field in the Territory.

Article 4: Financial terms

4.1	General

Unless otherwise provided, all payments due pursuant to this Agreement shall be payable within thirty (30) calendar days after receipt of the corresponding invoices. For each specific payments due by SERVIER, SERVIER shall notify in due time to INTERCEPT which legal entity between Les Laboratoires Servier and Institut de Recherches Servier has to be invoiced.

4.2	Upfront Payment

SERVIER shall pay to INTERCEPT a one-time, non-refundable upfront cash payment of one million Euros (€1,000,000) upon signature of the Agreement and within ten (10) business days of receipt of the corresponding invoice.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.3	Research program funding

SERVIER shall reimburse to INTERCEPT a portion of the FTE costs borne by INTERCEPT for the conduct of the Research Program, up to a maximum amount of [***] euros per year for the Research Program Term. The details of this funding are set forth in section 2.1 of this Agreement.

4.4	Milestone Payments

 4.4.1 Milestone payments for development events

SERVIER will pay to INTERCEPT the following success-based milestone payment for development events:

Milestone event	Milestone payment (in euros)
[***].	€	[***]
[***].	€	[***]
[***].	€	[***]
[***].	€	[***]

4.4.2 Milestone payments for regulatory and commercial events

SERVIER will pay to INTERCEPT the following success-based milestone payment for regulatory and commercial events:

Milestone event	Milestone payment (in euros)
[***].	€	[***]
[***].	€	[***]
[***].	€	[***]
[***].	€	[***]

4.4.3 Milestone payments for sales thresholds

SERVIER will make to INTERCEPT one-time sales milestone payments when the aggregate Net Sales of a Product first reach the thresholds specified below in any [***] ([***])-month period within 30 days of such event occurring:

Net Sales thresholds		Milestone payment in euros
€	[***]	€	[***]
€	[***]	€	[***]
€	[***]	€	[***]
€	[***]	€	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.5	Royalties

4.5.1	Royalties level

SERVIER shall pay the following tiered royalties on the Net Sales.

Aggregate Net Sales in each year following the First Commercial Sale in SERVIER Territory(1)	Royalty (percentage of Net Sales)
≤ €[***]	[***]%
> €[***]	[***]% (only for the portion of Net Sales exceeding €[***])

Royalties shall be paid in SERVIER Territory on a Product by Product and country by country basis from the [***] until (i) the [***] or (ii) [***], whichever occurs later.

(1) For the sake of clarity, the aggregate Net Sales shall not include the portion of the Net Sales for which a reduced royalty is applicable because of the occurrence of royalty reduction events as set forth in article 4.5.2 below.

4.5.2 Royalty reduction events

If at any time following the First Commercial Sale in a country in the SERVIER Territory, one or several Generic Competitor(s) of a Product in a given country for which royalties would otherwise be due under this Article represent(s) in units [***]% or more of the market share in that country for any calendar quarter, then the royalty rate for sales in that country for such quarter shall be [***]% of Net Sales.

If SERVIER has to pay royalties prospectively to Third Parties for patent rights that cover the manufacture, use, sale, importation, or offer to sell Products (regardless of whether such payments are pursuant to a license, a settlement agreement, a court order or a similar obligation), then, the royalty payment made by SERVIER to INTERCEPT hereunder shall be reduced by the amount paid to such Third Party (“Royalty Reduction”). The Royalty Reduction shall be determined on a Product by Product basis and shall be carried forward for application in future periods until such Third Party payments have been offset as provided herein.

The above notwithstanding, under no circumstances may the application of the royalty reduction events result in the royalty rate being reduced below 1%.

 Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.5.3    Royalty Payments and Reports

SERVIER shall provide a report to INTERCEPT within thirty (30) days after the end of each Calendar Quarter, certified by an executive officer of SERVIER as accurate and in accordance with generally accepted accounting principles, as consistently applied by SERVIER across all of SERVIER’s products, on a country-by country-basis and a Product-by-Product basis, setting forth (a) the amount of gross sales of Products in such Calendar Quarter, (b) any deductions, withholding, provision from such amount of gross sales as permitted pursuant to the definition of Net Sales, (c) a calculation of Net Sales of each Product for such Calendar Quarter, (d) the amount of aggregate Net Sales of each Product on a cumulative per year basis for the current year, and (e) the amount of royalty due on Net Sales with respect to such Calendar Quarter. Within fifteen (15) days after sending the abovementioned report, SERVIER shall make all royalty payments payable to INTERCEPT under this Agreement with respect to such Calendar Quarter. Along with such payments, SERVIER shall also provide detailed information regarding the calculation of royalties due pursuant to this article, including without limitation allowable deductions in the calculation of Net Sales of Products in SERVIER Territory.

4.6           Records and audit

SERVIER shall keep, and shall contractually require that its Affiliates and sublicensees keep, such records as are required to determine the sums or credits due under this Article 4, including without limitation Net Sales in countries where Products are sold. At the request of INTERCEPT, SERVIER and its Affiliates and its sublicensees shall permit an independent certified public accountant appointed by INTERCEPT and reasonably acceptable to SERVIER, its Affiliates and its sublicensees, at reasonable times and upon reasonable notice, to examine those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) years prior to INTERCEPT’ request, the correctness or completeness of any report or payment made under this Article 4. The foregoing right of review may be exercised only once per year and only once with respect to each such periodic report and payment. Results of any such examination shall be (a) limited to information relating to Products, (b) made available to both Parties and (c) subject to the confidentiality provisions set forth below. INTERCEPT shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of INTERCEPT of more than [***] percent ([***]%) from the amount of the original report, royalty or payment calculation. In such case, SERVIER shall bear the full cost of the performance of such audit. SERVIER shall contractually require that its Affiliates and sublicensees submit to the exercise of INTERCEPT’s right of audit hereunder.

4.7           Taxes and Withholding

All payments due and payable under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws. If the paying Party is so required to deduct or withhold, such Party will (a) promptly notify the other Party of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, and (c) promptly forward to the other Party an official receipt (or certified copy) or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.8           Currency

All amounts due and payable and calculations relating to Net Sales and royalties hereunder shall be in Euros. As applicable, Net Sales shall be translated from other currencies into euros using the monthly average of daily rates of exchange published by European Central Bank for the monthly period in which Net Sales are accounted.

4.9           Late payments

SERVIER shall make all payments due and payable to INTERCEPT under this Agreement by wire transfer of immediately available funds to such account designated by INTERCEPT from time to time to SERVIER in writing in accordance with the provisions of this Article. If any sum due and payable under this Agreement shall not have been paid on or before the applicable due date, simple interest shall accrue on the unpaid amount at the rate of Euribor (1 month) plus [***] per cent ([***]%) per annum or the minimum interest rate applicable in accordance with the laws of France, whichever is the greater; provided, however, that no interest shall accrue on any portion of an unpaid amount which is the subject of a good faith, legitimate dispute. If any such dispute is resolved against SERVIER, the date of resolution shall be deemed the date that payment to INTERCEPT originally was due.

Article 5: INTELLECTUAL PROPERTY

5.1      Inventorship And Ownership of Intellectual Property

5.1.1   Inventorship

Inventorship of inventions shall be determined in accordance with rules and guidelines regarding inventorship as established under the applicable patent law of the country in which the patent issued or the application is pending.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.1.2    Ownership

5.1.2.1  As between the Parties, except as expressly provided herein, including without limitation, as provided in the licenses and covenants set forth in Article 3 (Licenses) above, SERVIER shall retain all right, title and interest in and to SERVIER Patent Rights and SERVIER Know-How, including any SERVIER Inventions conceived, reduced to practice or otherwise developed by or on behalf of SERVIER or one of its Affiliates, and all intellectual property rights claiming such SERVIER Inventions.

5.1.2.2  As between the Parties, except as expressly provided herein, including without limitation, as provided in the licenses and covenants set forth in Article 3 (Licenses) above, INTERCEPT shall retain all right, title and interest in and to the INTERCEPT Patent Rights and INTERCEPT Know-How, including any INTERCEPT Inventions conceived, reduced to practice or otherwise developed by or on behalf of INTERCEPT or one of its Affiliates, and all intellectual property rights claiming such INTERCEPT Inventions.

5.1.2.3  All Joint Patent Rights and Joint Know-How shall be jointly owned by SERVIER and INTERCEPT, on the basis of an equal undivided interest, with the rights and obligations set forth herein, including as set forth in this Section 5.1.2.3. Except as expressly set forth in this Agreement, including without limitation, as set forth in the provisions in Article 3 (Licenses) each Party shall have the right, to freely exploit, directly or through its Affiliates, transfer, license or encumber its rights in any such Joint Patent Rights and Joint Know-How without the consent of or payment or accountancy to the other Party and each Party waives any right it may have under the laws of any jurisdiction to require such consent, payment or accounting. This provision shall survive termination of this Agreement.

5.1.3   Disclosure

In the event that during the Term, either Party (the “Inventing Party”), its Affiliates or its sublicensees develops any Inventions with respect to a Compound, or Product that are Controlled by the Inventing Party or its Affiliates or its sublicensees, the Inventing Party shall furnish the other Party with notice complete written disclosure of such Inventions promptly after their conception. As to such Inventions that are Improvements, the Inventing Party shall furnish the other Party with a complete written disclosure of any such Improvements promptly after conception of such Improvements, with the goal of making such disclosure within a thirty (30) day period. When Data has been produced relating to such Improvements, the Inventing Party shall furnish the other Party with a data package which, in the Inventing Party’s reasonable opinion, contains all material information, Know-How and other Data available to the Inventing Party that would be useful for the other Party to obtain Regulatory Approvals in its territory for such Improvements, and to implement such Improvements in the other Party’s manufacture, production, research, development, packaging, marketing, promotion, distribution, sale and/or use of the Product in its territory. All such information, Know-How and other Data with respect to any such Improvements shall be deemed to constitute the Inventing Party’s Know-How, and the other Party shall have the right to use such Inventing Party’s Know-How, at no additional charge in accordance with the license grants in Article 3 (Licenses), subject to the limitations, of this Agreement. As to such Inventions that are Controlled by the Inventing Party but that are not Improvements, the Inventing Party shall furnish the other Party with a complete written disclosure of any such Inventions promptly after the conception of such Inventions. The other Party shall have the right to use any such Inventions at no additional charge, in accordance with the license grants in Article 3 (Licenses), if applicable, and the other terms and conditions, and subject to the limitations, of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.2       Filing, Prosecution and Maintenance of Patents – reimbursement of Patent costs

5.2.1   Filing, prosecution and maintenance of patents for INTERCEPT Inventions and INTERCEPT Patent Rights

INTERCEPT shall prepare all patents for INTERCEPT Inventions. As of the Effective Date and until the grant of patents, INTERCEPT shall, under the JRDC’s control (especially for the date of first submission of any new patent application and the determination of the date and list of countries where to apply), be in charge of the filing, prosecution and maintenance of INTERCEPT Inventions and INTERCEPT Patent Rights, and SERVIER shall reimburse to INTERCEPT 50% of the duly justified costs borne by INTERCEPT during such phase of prosecution and maintenance. Thereafter, starting from the grant of patents, SERVIER shall, at its own costs and under the JRDC’s control, be in charge of the validation and maintenance of INTERCEPT Inventions and INTERCEPT Patent Rights in and for the SERVIER Territory in the Field.

As soon as a filing can proceed in accordance with the above terms, the Party responsible for filing (“Responsible Party”) shall promptly and diligently file, prosecute, seek prompt issuance of, and maintain patent applications according to its own internal standards for effectively covering inventions made by the employees of either Party or of any third party pursuant to the performance of the Agreement. The Responsible Party will submit for the other Party’s approval a substantially complete draft including substantially complete claims of each such patent application at least thirty (30) days prior to the contemplated filing date, and the other Party agrees to provide final comments within two weeks thereof. In the event of disagreement between the Parties, this disagreement will be resolved by the JSC. The Responsible Party will provide the other Party within fifteen (15) days copies of all documents and official letters exchanged between the Responsible Party and any Third Party and/or patent office relating to the patent application in question. If at any time SERVIER decides not to file or maintain, or to pay for filing and maintenance of, as applicable, a patent application or patent covering INTERCEPT Inventions or part of INTERCEPT Patent Rights in any jurisdiction within SERVIER Territory, it shall promptly notify INTERCEPT of that decision and at least 60 days before the expiration of such rights and any such patent applications and patents in such jurisdiction(s) shall no longer be subject to the licenses granted herein (and SERVIER shall thereafter not be obligated to share in any costs thereof).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.2.2   Filing and prosecution of Patents Rights for Joint Inventions

Promptly after conception of Joint Inventions, the Parties shall confer to determine whether and when to seek Joint Patents Rights for such Joint Inventions. As to those Joint Inventions selected for filing of Joint Patents Rights, the Parties shall jointly be responsible for preparing, filing, prosecuting, and maintaining Joint Patents Rights in such countries as the Parties agree all in accordance with the Parties overall prosecution and maintenance strategy; provided that INTERCEPT shall be in charge of implementing such overall strategy in jurisdictions in the INTERCEPT Territory and SERVIER shall be in charge of implementing such overall strategy in jurisdictions within SERVIER Territory. Should the Parties disagree in the JRDC on the overall prosecution and maintenance strategy (such as for example on the date of first submission of any new patent application), the disputed matter will follow the procedure described in article 2.3.4 above.

All reasonable expenses associated with preparing, filing, prosecuting and maintaining Joint Patents Rights shall be equally shared by the Parties, provided that if either Party desires not to file or maintain such a patent application or patent, it shall notify the other Party of that desire and it shall, at such other Party’s request, assign to such other Party the right to file patent applications claiming such Joint Inventions in such jurisdictions, in such other Party’s own name, and such other Party shall own all right, title and interest in and to such patent applications and any patents issuing therefrom in such jurisdictions and such patent applications and any patents issuing therefrom shall no longer be subject to the licenses granted herein (and the assigning Party shall thereafter not be obligated to share in any costs thereof). To the extent filing and prosecution is conducted through an external patent law firm this will be a mutually acceptable law firm.

5.2.3   Offer of assignment from one Party to the other

The Party receiving an offer hereunder of assignment of any patent or application therefore, shall accept or decline the offer in writing within sixty (60) days after receipt of such offer. The failure to respond in writing to any such offer shall be construed as declining the offer and as authority for the offering Party to abandon and/or discontinue maintaining any patents or patent applications covered by such offer. If such an offer of assignment is accepted, the assigning Party shall at no cost to the other Party execute all lawful documents required to assign such patent or prosecute and maintain such patents and applications, and to transfer ownership of such patents or applications to the Party requesting an assignment in response to an offer to assign as set forth herein, and such patent applications and any patents issuing therefrom shall no longer be subject to the licenses granted herein.

5.2.4   Defense of Data exclusivity

SERVIER, in good faith consultation with INTERCEPT, will determine a strategy to obtain and defend Data exclusivity for the Products in SERVIER Territory. Each Party will promptly make available to the other Party any available information that is relevant for any material issue of obtaining or defending the Data exclusivity for the Product in SERVIER Territory. Each Party will provide any lawful formal support, signatures, evidence or other documents relevant to the defending Party with respect to such Data exclusivity. The expenses relating to obtaining or defending Data exclusivity in SERVIER Territory will be the sole responsibility of SERVIER.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.3           Infringement

5.3.1  Infringement by Third Parties

If, during the Term of this Agreement, either Party becomes aware of any Third Party infringement or threatened infringement of any of the INTERCEPT Patent Rights or SERVIER Patent Rights or Joint Patent Rights or any unauthorized use thereof, the following provisions shall apply:

5.3.2   In-licensed Patent Rights

To the extent a Party Controls (for purposes of this Agreement) intellectual property of a Third Party (a “Third Party Licensor”) as a result of a license or other grant of rights to such intellectual property from such Third Party (such intellectual property, the “In-Licensed Rights”, and the agreement granting such rights to such intellectual property, the “In-License”), the terms of such In-License shall govern efforts to prevent, prohibit or terminate any actual or threatened infringement or unauthorized use of the In-Licensed Rights granted pursuant to such In-License; provided that, the Party Controlling the In-Licensed Rights shall use Commercially Reasonable Efforts to obtain from the Third Party Licensor the right to respond to such infringement or unauthorized usage as provided in this Article 5.3. Moreover, each Party and its Affiliates and its sublicensees shall be required to take such measures as may be reasonably necessary or convenient to enable such Party to fulfill its obligations hereunder pertaining to the prosecution, maintenance and enforcement of any In-Licensed Rights as provided in any In-License.

5.3.3   Notice

The Party having knowledge of an infringement as described in Section 5.3.1 shall promptly give notice to the other Party, with all available details of such infringement.

5.3.4   In SERVIER Territory for INTERCEPT Patent Rights and Joint Patent Rights

SERVIER shall have the first right, but not the obligation, to bring suit for infringement of INTERCEPT Patent Rights or Joint Patent Rights in SERVIER Territory in its name, or in the name of INTERCEPT if necessary, at its own expense, to restrain such infringement or unauthorized use and to recover profits and damages, or to otherwise halt the infringement. INTERCEPT agrees to being joined as a Party plaintiff in any such suit and to cooperate in the litigation thereof as is reasonably necessary, at the expense of SERVIER. If SERVIER decides to undertake such suit, then SERVIER shall have the sole right to control litigation, and the right to settle such action, provided, however that any such settlement shall require the prior written consent of INTERCEPT, which consent shall not be unreasonably withheld. INTERCEPT shall provide SERVIER with such assistance as SERVIER shall reasonably request and reasonably compensate INTERCEPT in connection with any action to prevent or enjoin any such infringement or unauthorized use of the INTERCEPT Patent Rights or Joint Patent Rights.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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INTERCEPT back-up right. If SERVIER fails to take any preliminary action to the initiation of a suit or otherwise halt such infringement or unauthorized use of the INTERCEPT Patent Rights or Joint Patent Rights in SERVIER Territory within sixty (60) days after becoming aware of any such infringement, in the first instance or by notice from INTERCEPT, then INTERCEPT, at any time prior to SERVIER thereafter filing an action for infringement, shall have the right but not the obligation, at its own expense, to take such action in its own name as it deems necessary or appropriate. SERVIER shall cooperate with INTERCEPT as is reasonably necessary in any such action brought by INTERCEPT and at no expense to INTERCEPT. SERVIER may elect to join or intervene in any such action brought by INTERCEPT in its own name, at the expense of SERVIER, and be represented by its own counsel. If INTERCEPT brings legal action for patent infringement or to otherwise halt unauthorized use of the INTERCEPT Patent Rights or Joint Patent Rights, INTERCEPT shall have the sole right to control, and settle such action with the prior written consent of SERVIER, which consent shall not be unreasonably withheld.

5.3.5   In INTERCEPT Territory for Joint Patent Rights

INTERCEPT shall have the first right, but not the obligation, to bring suit for infringement of Joint Patent Rights in INTERCEPT Territory in its name, or in the name of SERVIER if necessary, at its own expense, to restrain such infringement or unauthorized use and to recover profits and damages, or to otherwise halt the infringement. SERVIER agrees to being joined as a Party plaintiff in any such suit and to cooperate in the litigation thereof as is reasonably necessary, at the expense of INTERCEPT. If INTERCEPT decides to undertake such suit, then INTERCEPT shall have the sole right to control litigation, and the right to settle such action, provided, however that any such settlement shall require the prior written consent of SERVIER, which consent shall not be unreasonably withheld. SERVIER shall provide INTERCEPT with such assistance as INTERCEPT shall reasonably request in connection with any action to prevent or enjoin any such infringement or unauthorized use of Joint Patent Rights.

SERVIER back-up Right. If INTERCEPT fails to take any preliminary action to the initiation of a suit or otherwise halt infringement or unauthorized use of Joint Patent Rights in the INTERCEPT Territory within sixty (60) days after becoming aware of any such infringement, in the first instance or by notice from SERVIER, then SERVIER, at any time prior to INTERCEPT thereafter filing an action for infringement, shall have the right but not the obligation, at its own expense, to take such action in its own name as it deems necessary or appropriate. INTERCEPT shall cooperate with SERVIER as is reasonably necessary in any such action brought by SERVIER at no expense to SERVIER. INTERCEPT may elect to join or intervene in any such action brought by SERVIER in its own name, at the expense of INTERCEPT, and be represented by its own counsel. If SERVIER brings legal action for patent infringement or to otherwise halt unauthorized use of Joint Patent Rights, SERVIER shall have the sole right to control litigation, and the right to settle such action with the prior written consent of INTERCEPT, which consent shall not be unreasonably withheld.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.3.6   Platform Patents

The Parties hereby agree and acknowledge that, notwithstanding the provisions of this Article 5.3, a Party shall not have the right to bring a suit or other action against a Third Party for infringement or unauthorized use of any Platform Patent (as defined below) owned or Controlled by the other Party to the extent that the Party owning or Controlling such Platform Patent determines (in its sole discretion) that taking action against a Third Party would put such Platform Patent at risk of being rendered invalid or unenforceable in connection with such suit or other action. As used herein, the term “Platform Patent” means a patent that claims a technology that is used in a Product and which is also used in another product, including, for example, a patented formulation technology.

5.3.7   Recovery

In the event any monetary recovery is obtained in connection with any action taken pursuant to Article 5.3.4 or 5.3.5, such recovery shall be applied in the following priority: first, to reimburse INTERCEPT and SERVIER by the proportion and up to the extent of their out-of-pocket expenses (including reasonable attorneys’ fees: meaning fees which are customary in the respective legal market and which may exceed the reimbursable fees according to applicable national civil procedure law) in prosecuting such action; and second, any amounts remaining (if any) shall be allocated [***] percent ([***]%) to the Party initiating the legal action and [***] percent ([***]%) to the other Party, if the other Party provides material assistance, as determined using reasonable commercial standards, and if not then, [***] ([***]%) to the initiating Party.

5.3.8   Alleged infringement by Third Party Patentee rights Against SERVIER and/or INTERCEPT.

Each of the Parties will notify the other promptly in writing in the event that it becomes aware of or suspects any claim, threat of, or suit for infringement by any Third Party directed against the manufacture, packaging, use, sale, offer to sell or import of Product in SERVIER Territory. The Parties will support each other with advice or any statements or documents to support the defense of any such claims or suits.

5.4           Trademarks

5.4.1 Ownership

SERVIER shall at its own expense select, register and maintain the trademark(s) used by SERVIER, its Affiliates, and its sublicensees (the “SERVIER Trademarks”) in connection with Products in SERVIER Territory. INTERCEPT shall have no rights in respect of SERVIER Trademarks but shall receive notice of all such trademarks.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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INTERCEPT shall at its own expense select, register and maintain the trademark(s) used by INTERCEPT, its Affiliates and sublicensees (the “INTERCEPT Trademarks”) in connection with Products in the INTERCEPT Territory. SERVIER shall have no rights in respect of INTERCEPT Trademarks.

5.4.2 Notice of unauthorized use

(a) INTERCEPT agrees to give SERVIER prompt written notice of any unlicensed use by Third Parties of SERVIER Trademarks of which INTERCEPT has knowledge.

(b) SERVIER agrees to give INTERCEPT prompt written notice of any unlicensed use by Third Parties of INTERCEPT Trademarks of which SERVIER has knowledge.

Article 6: CONFIDENTIALITY

6.1         Confidentiality; Exceptions

Except as otherwise provided in this Agreement, the Parties agree that, during the Term and for seven (7) years thereafter, all non-public, proprietary invention disclosures, know-how, data, and technical, financial, promotional, commercial and other information of any nature whatsoever (collectively, “Confidential Information”), disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose or disclosed to any Third Party other than the purposes expressly permitted by this Agreement, (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of this Agreement, disclose the Disclosing Party’s Confidential Information to those of its and its Affiliates’ or its sublicensees’ directors, officers, employees, agents, consultants, contractors and clinical investigators that have a need to know such Confidential Information to achieve the purposes of this Agreement; provided, however, that such Party shall ensure that its and its Affiliates’ or sublicensees’ directors, officers, employees, agents, consultants, contractors or clinical investigators to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality and use provisions at least as restrictive as those contained in this Article 6 hereof. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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 The provisions of this Article 6 shall not apply to any information that can be shown by the Receiving Party:

To have been known to or in the possession of the Receiving Party and at its free disposal prior to the date of its actual receipt from the Disclosing Party;

To be or to have become readily available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement between the Parties;

To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

To have been subsequently independently developed by the Receiving Party without use of the Confidential Information as demonstrated by competent written records.

For this article 6 only, INTERCEPT Know-How shall be deemed to be Confidential Information pertaining to both Parties, with both Parties being obliged to keep it confidential.

6.2           Authorized Disclosure

A Receiving Party may disclose Confidential Information of a Disclosing Party hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to or any requirements of any Regulatory Authority for the purposes of this Agreement or, complying with applicable laws or the rules of any relevant stock exchange or securities commission; provided that in the event of any such disclosure of the Disclosing Party’s Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement (so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 6) and will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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6.3           Return of Confidential Information

The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secured locations. Upon the expiration or termination of this Agreement, subject to any surviving right of a Party to continue to make use of the other Party’s Confidential Information, any and all Confidential Information possessed in tangible form by a Receiving Party, its Affiliates or sublicensees, or its or any of their officers, directors, employees, agents, consultants, contractors or clinical investigators and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates or sublicensees, or any of their officers, directors, employees, agents, consultants, contractors or clinical investigators; provided, however, that the Receiving Party, its Affiliates or Sublicenses may retain one (1) copy of any Confidential Information in an appropriately secured location, in order to demonstrate compliance with the terms of this Agreement or which by applicable laws it must retain, for so long as such applicable laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with applicable laws or this Article 6.3.

6.4           Publications and Announcements

The Receiving Party agrees not to publish any Confidential Information of the Disclosing Party without the latter’s consent, and each Party agrees not to publish any information related to an Invention not already protected by a Patent Rights without the consent of the other Party. At least thirty (30) days prior to any such publication or presentation, the Party proposing to publish or present any Invention or Confidential Information shall provide the other Party with a copy of the proposed abstract, manuscript or presentation (including, without limitation information to be presented verbally) for review. The other Party shall respond in writing within such time period with either approval of the proposed material or a specific statement of (a) concern based upon the need to seek patent protection, (b) concern regarding competitive disadvantage arising from the proposal, or (c) concern regarding the timing and circumstances of such disclosure in light of such Party’s business. In the event that the other Party has concerns about the disclosure of Inventions or Confidential Information, the Party proposing to publish agrees to provide such other Party with any additional information relating to the proposed disclosure, as reasonably requested by such other Party. In the event of concern relating to patent protection, the Party proposing to publish agrees not to submit such abstract or manuscript for publication or to make such presentation until the other Party has had a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, such period not to exceed six (6) additional months. In the event of concern regarding competitive disadvantage or the timing and other circumstances relevant to the disclosure, the Parties will negotiate in good faith to attempt to arrive at a compromise to permit the Party proposing to publish an opportunity to publish or present the disclosure within a reasonable period of time. The Party proposing to publish also agrees to delete from any such abstract or manuscript or presentation any Confidential Information of the other Party that such other Party reasonably believes has commercial value based upon the secrecy of such information. Once approval for a publication or presentation has been granted, the relevant Party shall be entitled to use information contained in such publication or presentation after the date of its publication or presentation without seeking further approval. It is understood that general comments made by a Party relating to the relationship between SERVIER and INTERCEPT established by this Agreement, including, for example, general comments made in response to inquiries at professional meetings and other similar circumstances, are not intended to be restricted by the provisions of this Article 6 provided that such information has been disclosed to the public previously or cleared for such disclosure by the other Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Article 7: REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1         Representations and Warranties of the Parties Concerning Corporate Authorizations

Each Party represents and warrants to the other Party that:

Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization;

Such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder; and

This Agreement has been duly executed and delivered by, and is the legal and valid obligations binding upon such Party and so far as it is aware, the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including, without limitation its certificate of incorporation or by-laws, and (ii) does not violate applicable laws or any judgment, injunction, order or decree of any Regulatory Authority having jurisdiction over it.

7.2         Representations, Warranties and Covenants of INTERCEPT

INTERCEPT represents and warrants to SERVIER that:

As of the Effective Date, INTERCEPT Controls the INTERCEPT Patent Rights and INTERCEPT Know-How;

INTERCEPT shall have access (through ownership, out-sourcing, contracting or otherwise) throughout the Term of this Agreement to a work force suitably qualified and trained, and facilities and equipment sufficient, to enable INTERCEPT to perform its obligations as set forth from time to time under this Agreement;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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There are not as of the Effective Date, nor have there been over the six (6) months period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Regulatory Authority (except in the ordinary course of the granting of patents and proceedings relating thereto) or other third party against INTERCEPT or, to INTERCEPT’ knowledge, its licensor(s), and INTERCEPT, and to INTERCEPT’ knowledge, its licensor(s), have not received any notice of infringement with respect to the use or exploitation of INTERCEPT Patent Rights and INTERCEPT Know-How;

INTERCEPT has not been debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the USA and/or European Union for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of licensed Compounds or Products;

As of the Effective Date, INTERCEPT has not granted rights to any Third Party under the INTERCEPT Patent Rights and INTERCEPT Know-How that are inconsistent with the rights granted to SERVIER under this Agreement.

7.3         Representations, Warranties and Covenants of SERVIER

SERVIER warrants and represents to INTERCEPT that:

As of the Effective Date, SERVIER Controls SERVIER Patent Rights and SERVIER Know-How;

SERVIER shall have access (through ownership, out-sourcing, contracting or otherwise) throughout the Term of this Agreement to a work force suitably qualified and trained, and facilities and equipment sufficient, to enable SERVIER to perform its obligations as set forth from time to time under this Agreement;

SERVIER has not been debarred by any Regulatory Authority in the SERVIER Territory or the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the USA and/or European Union for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of licensed Compounds or Products.

As of the Effective Date, SERVIER has not granted rights to any Third Party under SERVIER Patent Rights and SERVIER Know-How that are inconsistent with the rights granted to INTERCEPT under this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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7.4         Negative covenants

(a)          Other than for the conduct of its activities under the terms of this Agreement, each Party agrees that, during the Research Program Term, it shall not, itself or through one or more Affiliates or third parties, research or non-clinically develop any chemical entity and/or active ingredient which is a selective or non-selective TGR5 receptor agonist.

(b)          Other than for the conduct of its activities under the terms of this Agreement, each Party agrees that, during the Term, it shall not, itself or through one or more Affiliates or third parties, including but not limited to licensees, sell, offer for sale, distribute, promote or market in the Field, in the other Party’s territory, any chemical entity and/or active ingredient which is a selective or non-selective TGR5 receptor agonist.

The above mentioned obligations shall not apply to INTERCEPT with respect to the following compounds: INT-777; INT-747 and INT-767 as defined in exhibit B.

7.5         Disclaimer

Each of the Parties agrees that the representations and warranties of the other Party contained in this Agreement are the exclusive representations and warranties made by the other Party in connection with this Agreement and that such representations and warranties are in lieu of all other representations and warranties express or implied all of which are hereby expressly excluded and disclaimed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Article 8: INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

8.1           Indemnification by SERVIER

SERVIER hereby agrees to save, defend, and hold INTERCEPT, its Affiliates and their officers, directors, employees and agents harmless from and against any and all direct and foreseeable losses, damages, liabilities, costs and expenses resulting from any claims, demands, actions and other proceedings by any Third Party (collectively, “Losses”) to the extent resulting directly from or arising directly out of: (a) any material breach by SERVIER of any representation, warranty, covenant under this Agreement or (b) the gross negligence or willful misconduct of SERVIER or its Affiliates or sublicensees, and its or their directors, officers, agents, employees or consultants, or (c) the unauthorized use by SERVIER in SERVIER Territory of INTERCEPT Data and Regulatory Documents.

8.2           Indemnification by INTERCEPT

INTERCEPT hereby agrees to save, defend and hold SERVIER, its Affiliates and their officers, directors, employees and agents harmless from and against any and all direct and foreseeable losses, damages, liabilities, costs and expenses resulting from any claims, demands, actions and other proceedings by any Third Party (collectively, “Losses”) to the extent resulting directly from or arising directly out of: (a) any material breach by INTERCEPT of any representation, warranty, covenant under this Agreement or (b) the gross negligence or willful misconduct of INTERCEPT, or its Affiliates or sublicensees and its or their directors, officers, agents, employees or consultants, or (c) the unauthorized use by INTERCEPT in the INTERCEPT Territory of SERVIER Data and Regulatory Documents.

8.3           Control of Defense

In the event a Party seeks indemnification under Article 8.1 or Article 8.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration and with an unconditional release of claims against the indemnitee), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnitee shall be entitled to participate, at its own expense and with its own counsel, in the defense of any indemnified claim. The Indemnifying Party shall not settle or compromise any such matter in any manner which could have an adverse effect upon the indemnitee without such indemnitee’s consent, which shall not be unreasonably withheld or delayed. In addition, if the Indemnifying Party believes that it is not obligated to provide indemnity as to a matter as to which it is requested to do so by an indemnitee and promptly so notifies the indemnitee, the indemnitee may either take action to enforce its rights hereunder or assume the defense of such claim with its own counsel at its own expense, provided that the Indemnifying Party will be responsible for the payment of such expenses if it is ultimately determined such indemnitee was entitled to indemnification hereby.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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8.4           Mitigation

For the avoidance of doubt no Party shall recover from the other Party more than once for a single cause of action under an indemnity granted by an Indemnifying Party pursuant to this Agreement or recover if or to the extent the indemnitee has been relieved by or recovered from any third party. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Losses.

8.5           Insurance

Each Party shall obtain and maintain, for so long as a Party can be liable to the other Party under this Agreement, commercial general liability insurance (including product liability and contractual liability insurance applicable to such Party’s indemnity obligations hereunder) with reputable and financially secure insurance carriers to cover the activities of such Party, its sublicensees, and their Affiliates, in amounts reasonably sufficient to protect against liability under this section 8 and in no event below $4,000,000 USD during the Research Program Term, and $10,000,000 USD if INTERCEPT conducts any Clinical Trials with a Compound or a Product in INTERCEPT Territory after Research Program Term. An insurance certificate shall be provided by one Party to the other Party upon request of the latter at any time during the Term.

8.6           Limitation of liability

EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, UNDER NO CIRCUMSTANCES SHALL A PARTY HEREOF BE LIABLE TO THE OTHER PARTY HEREOF FOR PUNITIVE OR INDIRECT DAMAGES. LOSS OF PROFITS SHALL BE DEEMED TO CONSTITUTE INDIRECT DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARTICLE 8.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 8.1 AND ARTICLE 8.2.

Article 9: TERM AND TERMINATION

9.1         Term

9.1.1       This Agreement shall commence on the Effective Date and shall expire on the date when no payment obligations under this Agreement are or will become due (the “Term”).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9.1.2       Notwithstanding the provisions of Article 9.1.1 above, this Agreement may be terminated, on a country-by-country or Product by Product basis, or in its entirety, prior to the expiration date in accordance with the terms and conditions of this Article 9 (Term and Termination) or as expressly set forth in other provisions of this Agreement.

9.2         Termination for cause

If either Party commits a material breach of this Agreement at any time, which breach is not cured within ninety (90) days, after written notice from the non-breaching Party specifying the breach, or if such breach is not susceptible of cure within such period, the non-breaching Party shall have the right to terminate this Agreement, on a country-by-country or Product-by- Product basis, or in its entirety, by written notice. The Parties acknowledge and agree that failure to exercise any right or option, or to take any action expressly within the discretion of a Party shall not be deemed to be a material breach hereunder.

Notwithstanding the foregoing, if the alleged breaching Party disputes in good faith the existence or materiality of such breach and provides notice to the non-breaching Party of such dispute within the applicable cure period, the non-breaching Party shall not have the right to terminate this Agreement in accordance with this Section 9.2 unless and until it has been determined in accordance with Section 10.2 that this Agreement was materially breached by the alleged breaching Party and the breaching Party fails to cure such breach within sixty (60) days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if an arbitrator determines pursuant to Section 10.2 that such payments are to be refunded by one Party to the other Party.

9.3           Termination for insolvency

To the extent permitted by applicable laws, either Party may terminate this Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days, (ii) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent, (iii) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter, (iv) an assignment by the other Party for the benefit of creditors, or (v) the dissolution or liquidation of the other Party. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, licenses of rights to “intellectual property”. The Parties agree that both Parties, as licensees of such rights and licenses, shall retain and may fully exercise all of their rights and elections under the applicable bankruptcy laws.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9.4           Termination by SERVIER Without Cause OR due to INTERCEPT Change of Control

SERVIER shall be permitted to terminate the Agreement in its entirety without cause or because of a INTERCEPT Change of Control, at no costs to SERVIER, upon ninety (90) days prior written notice to INTERCEPT.

9.5           Effects of certain Termination

9.5.1           Effects of termination by SERVIER on the basis of article 9.2 or of article 9.3:

The consequences of the termination of the Agreement by SERVIER on the basis of article 9.2 (“Termination for Cause”), or article 9.3 (“Termination for Insolvency”) are as follows: prior to or within thirty days following such a termination, SERVIER shall, by written notice to INTERCEPT, either opt for the consequences set forth in Section 9.5.1.1, or opt for the consequences set forth in Section 9.5.1.2 (the latter being only possible in case of termination of the Agreement in its entirety) below:

9.5.1.1 If SERVIER elects to terminate the Agreement with the consequences set forth in this Section 9.5.1.1, then SERVIER retains the right to pursue any and all remedies (including damages) that are available to SERVIER arising out of a breach of this Agreement by INTERCEPT (if applicable).

9.5.1.2 If SERVIER opts for the consequences set forth in this Section 9.5.1.2, then the following rights and obligations shall become operative at the effective date of termination:

(a) Modification of licenses granted by INTERCEPT. The licenses granted to SERVIER under article 3.1. shall be revised such that SERVIER shall have an irrevocable, perpetual, fully paid-up, royalty-free exclusive license, which includes the right to sublicense, under INTERCEPT Technology to research, develop, make, have made, use, promote, market, sell, offer for sale, import, export and otherwise commercialize the Compounds and Products in the Field in and/or for the SERVIER Territory. Under such circumstances INTERCEPT shall transfer to SERVIER all Data, take any action and sign any document which SERVIER may reasonably request in order to ensure the effectiveness of the license.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(b) INTERCEPT shall reimburse to SERVIER the Refundable Amount (or the equivalent for Japan) as set forth in Article 2.2.3 if such Refundable Amount is due, such reimbursement to be paid within 90 days from the determination that reimbursement to Servier is due hereunder.

(c) INTERCEPT shall maintain its pre-existing IP rights for use within the US and Japan.

(d) INTERCEPT shall be subject to the negative covenant set forth in Section 7.4 (b) for a period of 12 months after termination of this Agreement.

(e) SERVIER retains the right to pursue any and all remedies (including damages) that are available to SERVIER arising out of a breach of this Agreement by INTERCEPT (if applicable).

(f) INTERCEPT shall retain in entirety its INTERCEPT Patent Rights.

9.5.2           Effects of termination by INTERCEPT on the basis of article 9.2 or of article 9.3:

The consequences of the termination of the Agreement by INTERCEPT on the basis of article 9.2 (“Termination for Cause”), or article 9.3 (“Termination for Insolvency”) are as follows: prior to or within thirty days following such a termination, INTERCEPT shall, by written notice to SERVIER, either opt for the consequences set forth in Section 9.5.2.1, or opt for the consequences set forth in Section 9.5.2.2 (the latter being only possible in case of termination of the Agreement in its entirety) below:

9.5.2.1 If INTERCEPT elects to terminate the Agreement with the consequences set forth in this Section 9.5.2.1, then INTERCEPT retains the right to pursue any and all remedies (including damages) that are available to INTERCEPT arising out of a breach of this Agreement by SERVIER (if applicable).

9.5.2.2 If INTERCEPT opts for the consequences set forth in this Section 9.5.2.2, then the following rights and obligations shall become operative at the effective date of termination:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(a) The licenses granted to INTERCEPT under article 3.1. shall be revised such that INTERCEPT shall have an irrevocable, perpetual, fully paid-up, royalty-free exclusive license, which includes the right to sublicense, under SERVIER Technology to research, develop, make, have made, use, promote, market, sell, offer for sale, import, export and otherwise commercialize the Compounds and Products in the Field in and/or for the INTERCEPT Territory. Under such circumstances SERVIER shall transfer to INTERCEPT all Data, take any action and sign any document which INTERCEPT may reasonably request in order to ensure the effectiveness of the license.

(b) SERVIER shall be subject to the negative covenant set forth in Section 7.4 (b) for a period of 12 months after termination of this Agreement.

(c) INTERCEPT shall maintain its INTERCEPT Know How and INTERCEPT Patent Rights for use within the SERVIER and INTERCEPT Territory and in the INTERCEPT Territory.

(d) INTERCEPT shall have no further obligation to reimburse to SERVIER the Refundable Amount (or the equivalent for Japan) as set forth in Article 2.2.3.

(e) INTERCEPT retains the right to pursue any and all remedies (including damages) that are available to INTERCEPT arising out of a breach of this Agreement by SERVIER (if applicable).

9.5.3           Effects of termination by SERVIER without cause:

The consequences of the termination of the Agreement by SERVIER without cause, are as follows:

(a) Upon INTERCEPT written request, SERVIER shall assign to INTERCEPT, free of charge, SERVIER’s rights in Joint Patent Rights and in Joint Know-How.

(b) SERVIER shall promptly provide to INTERCEPT a copy of all Data pertaining to the Compounds and the Products. Should such Data be used by INTERCEPT, its Affiliates or its licensees in a filing for submission of Regulatory Approval then, upon such use of the Data, INTERCEPT shall reimburse to SERVIER [***]% of the Development Costs.

(c) Subject to subsection (b) above, INTERCEPT shall have no further obligation to reimburse to SERVIER the Refundable Amount (or the equivalent for Japan) as set forth in Article 2.2.3.

(d) SERVIER shall be subject to the negative covenant set forth in Section 7.4 (b) for a period of 18 months after termination of this Agreement.

(e) INTERCEPT shall maintain its INTERCEPT Know How and INTERCEPT Patent Rights for use within the SERVIER Territory and in the INTERCEPT Territory.

(f) Should such termination without cause (i.e. not due to INTERCEPT change of control) occur during the Research Program Term, SERVIER shall pay INTERCEPT the balance of the Research Program funding that would otherwise be due over the course of the completed term.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9.6           Survival

Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right or obligation which shall have accrued prior to such termination, relinquishment or expiration, including but not limited to accrued financial rights and obligations. The articles of this Agreement intended to survive termination, and at least the following Articles, shall survive expiration or termination of this Agreement for any reason:pharmacovigilance 2.9; records and audit 4.6; ownership 5.1.2; confidentiality 6 in its entirety; representations and warranties 7.1, 7.2 and 7.3; disclaimer 7.5; indemnification, insurance and liability 8; effects of termination 9.5, governing law and dispute resolution 10 in its entirety.

9.7           Grant Back

At the end of the Research Program, all rights licensed to SERVIER by INTERCEPT in relation to any Product not selected by SERVIER for preclinical regulatory development will revert to INTERCEPT, provided however that INTERCEPT shall not be entitled to commercialize, directly or through a licensee, such Product in the SERVIER Territory in the Field.

The same shall apply at the end of the Research Program to any Product selected by SERVIER for preclinical regulatory development if SERVIER fails to develop such Product which shall be deemed to be the case if no action is taken by SERVIER for the development of such Product for a consecutive period of 12 months unless SERVIER can provide good faith reasons for such inactivity.

Article 10: GOVERNING LAW AND DISPUTE RESOLUTION

10.1         Governing law

This Agreement shall be governed by and construed under the laws of Switzerland, without giving effect to the conflict of law principles thereof.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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10.2         Dispute resolution

If the Parties are unable to resolve any dispute arising out of or in connection with the Parties’ respective rights and responsibilities under this Agreement, then either SERVIER or INTERCEPT by written notice to the other, may have such dispute referred to their Responsible Executives, one from each of the Parties, designated to resolve such a dispute by good faith negotiations. In the event the Responsible Executives are not able to resolve any such dispute within thirty (30) days after receipt of written notice submitting the dispute to such Responsible Executives, such dispute may be submitted by either Party to arbitration. Any such arbitration shall be governed by and finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or three arbitrators appointed in accordance with the said Rules. The arbitration proceedings shall take place in Geneva, Switzerland in the English language.

All negotiations conducted by the Parties pursuant to this Article 10.2 shall be deemed to be and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. Each Party shall bear its own attorney’s fees. The arbitrators’ fees and any administrative fees of arbitration shall be shared equally by the Parties unless otherwise decided by the arbitrators.

Article 11: GENERAL PROVISIONS

11.1         Assignment, Subcontracting, No Third Party Rights, Binding Agreement

11.1.1    Assignment

Neither Party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a Party may assign or otherwise transfer its rights and obligations in whole or in part without such consent (i) to an Affiliate of such Party, or (ii) to a third party solely in connection with the merger, consolidation, or sale of substantially all of the assets of the assigning Party relating to this Agreement, or reorganization affecting substantially all of the assets of a Party relating to this Agreement or voting control of the assigning Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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11.1.2    Subcontracting

Each Party shall be entitled to sub-contract to Third Parties the performance of any of its rights and obligations as per the Agreement without the other Party’s consent. However, each Party will require its Affiliates, sublicensees, agents or independent contractors performing an activity pursuant to this Agreement to assign to such Party all Inventions that are developed, made or conceived by such agents or independent contractors in the course of performing such activity.

11.1.3    No Third Party Rights

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and a person who is not a Party to this Agreement may not enforce any of its terms unless otherwise provided.

11.1.4    Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null and void.

11.2         Force majeure

Neither Party shall be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party to the extent the failure is occasioned by regulatory action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party. The Party claiming force majeure shall as soon as reasonably practicable notify the other Party in writing setting forth the nature of such force majeure event, and shall use reasonable efforts to resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure event ceases. If any force majeure event continues for more than one hundred eighty (180) days, and such event prevents a Party from performing a material obligation under this Agreement, then the other Party may terminate this Agreement upon written notice to the affected Party.

11.3         Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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11.4         Regulatory Approvals; Compliance with Law

The Parties shall make all filings with Regulatory Authorities as shall be required by applicable laws in connection with this Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Agreement each Party agrees to comply in all material respects with all applicable laws.

11.5         Public Announcement

Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party to comply with applicable laws, no announcement, news release, public statement, publication or presentation relating to the existence of this Agreement, or the terms hereof or thereof, will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Regulatory Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure, and shall use its best efforts to comply with any reasonable requests regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this Article has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

11.6         Notices

All notices required or permitted to be given under this Agreement, including, without limitation all invoices provided by INTERCEPT to SERVIER, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

If to INTERCEPT, addressed to:

INTERCEPT PHARMACEUTICALS, INC.

18 Desbrosses Street

New York, NY 10013

Attention: Dr. Mark Pruzanski, Chief Executive Officer

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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If to SERVIER, addressed to:

INSTITUT DE RECHERCHES SERVIER

3 rue de la République

92150 Suresnes

France

Attention: Head of Research

Facsimile: + 33 1 55 72 26 40

With copies, except

for invoices, to:

Les Laboratoires Servier

Legal Department

22 Rue Garnier

92578 Neuilly sur Seine cedex

France

The date of receipt of any notice given under this Agreement shall be deemed to be (i) the date given if delivered personally or by facsimile transmission receipt verified, (ii) seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and (iii) two (2) days after the date sent if sent by express courier service.

11.7         Waiver

No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

11.8         Disclaimer of Agency

The relationship between INTERCEPT and SERVIER established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

11.9         Ambiguities

Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.10         Headings and Article References

The Article headings and references contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles, except that any conflict between an Article reference number and any textual reference to the Article title noted next to such reference, will resolved in favor of the textual reference.

11.11         Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.12         Entire Agreement

This Agreement, including all schedules and exhibits attached hereto, which are hereby incorporated herein by reference, sets forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

11.13         Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In witness whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

INTERCEPT PHARMACEUTICALS, INC.	LES LABORATOIRES SERVIER

/s/ Mark Pruzanski	/s/ Christian Bazantay
Mark PRUZANSKI	Mr Christian BAZANTAY

President and CEO	Proxy

/s/ Jean-Philippe Seta
Dr Jean-Philippe SETA

Proxy

INSTITUT DE RECHERCHES SERVIER

/s/ Emmanuel Canet
Dr Emmanuel CANET

President R&D

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

EXHIBIT A

RESEARCH PROGRAM

Servier- Intercept Research Plan

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

EXHIBIT B

INTERCEPT COMPOUNDS NOT COVERED BY THE NEGATIVE COVENANT OF

SECTION 7.4

The following Compounds, [***], are excluded from the negative covenant under Section 7.4:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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